Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in DST Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 29, 2011 relating to the financial statements, which appears in the Annual Report of the DST Systems, Inc. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2010.

/s/PricewaterhouseCoopers LLP

Kansas City, Missouri
May 9, 2012